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                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                        WATERLINK, INC. AND SUBSIDIARIES

                                                                               Three Months Ended
                                                                                  December 31,
                                                                              1996            1997
                                                                        --------------   --------------
                                                                                  (In thousands,
                                                                              except per share data)
Basic

   Average common shares outstanding                                             2,085           11,907

   Net Income                                                           $          227   $        2,015
                                                                        ==============   ==============

Basic Earnings per Share                                                $         0.11   $         0.17
                                                                        ==============   ==============

Assuming Dilution

   Average shares outstanding-basic                                              2,085           11,907
   Effect of dilutive securities:
        Conversion of preferred stock into common stock                          3,250               --
        Impact of outstanding stock options and warrants                           258              858
        Convertible subordinated notes                                            --                 78
                                                                        --------------   --------------
Total                                                                            5,593           12,843
                                                                        ==============   ==============

   Net Income                                                           $          227   $        2,015

   Effect of dilutive securities- interest on convertible
      subordinated notes, net of tax                                                --                8
                                                                        --------------   --------------
                                                                        $          227   $        2,023
                                                                        ==============   ==============
Earnings per Share-Assuming Dilution                                    $         0.04   $         0.16
                                                                        ==============   ==============



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